UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SAN JUAN BASIN ROYALTY TRUST
(Name of Registrant as Specified In Its Charter)

Southwest Bank
Robert Lansford
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) have made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card in connection with the solicitation of proxies for a special meeting of the unitholders of San Juan Basin Royalty Trust.

On November 14, 2016, the Southwest Bank Participants issued the following press release and delivered the following letter to certain unitholders of the Trust.

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Industry Expert Supports Southwest Bank
for Successor Trustee of San Juan Basin Royalty Trust (SJT)

Urges Unitholders to Vote the WHITE Proxy Card Today

FORT WORTH, TEXAS, November 14, 2016—Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) today announced that they have received a statement of support from Jon Brumley, veteran of the oil and gas industry and creator of several royalty trusts including the San Juan Basin Royalty Trust (the “Trust” or “SJT”). Mr. Brumley provided the following statement:

“As a unitholder familiar with the San Juan Basin Royalty Trust, I support Southwest Bank as trustee for the Trust.  I believe Southwest Bank is doing a good job on the royalty trusts they currently administer.”

The Southwest Bank Participants appreciate the support of Mr. Brumley and continue to encourage unitholders of the Trust to vote for the removal of Compass Bank as trustee of the Trust and the appointment of Southwest Bank as successor trustee at the November 21, 2016 special meeting of the Trust’s unitholders.

Unitholders are urged to sign, date and return the WHITE proxy card today, or they may vote online or by telephone by following the instructions on the voting materials they have received. The Southwest Bank Participants also encourage unitholders to contact their proxy solicitor, Okapi Partners, at (212) 297-0720 or toll-free at (877) 279-2311 or by email at info@okapipartners.com with any questions, or if they need assistance with their vote.

About Southwest Bank

Proudly serving North Texas for 50 years, Southwest Bank is the largest locally owned, independent bank in Tarrant County. In addition to full-service banking centers in Fort Worth, Dallas, Arlington, Burleson, Grapevine, Mansfield and Saginaw, Southwest Bank maintains mortgage offices in Fort Worth, Dallas and Austin and a royalty trust management office in Dallas. Southwest Bank values its customers and believes in building loyal, lasting relationships through personalized service, honesty and integrity. For more information, visit www.SouthwestBank.com. Member FDIC.

Contacts:	Lee Ann Anderson	Okapi Partners
	Senior Vice President and Senior Trust Administrator	Patrick McHugh/Charles Garske/Lydia Mulyk
	Southwest Bank	(212) 297-0720
	(817) 298-5587	(877) 279-2311 (Toll-Free)

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November 14, 2016

Dear San Juan Basin Royalty Trust Unitholder:

We are concerned that a few of the proxy advisory firms may not understand or fully appreciate the differences between a publicly-traded company with a management board and a publicly-traded royalty trust which has no board of directors, officers or employees. A publicly traded royalty trust must depend on a trustee for administration and decision-making. In the case of the San Juan Basin Royalty Trust (the “Trust”), the Southwest Bank Royalty Trust Management Group together with Lee Ann Anderson is the equivalent of a 30-year plus experienced board. Compass Bank, on the other hand, has an officer with just over a year of experience and virtually no other management involvement prior to Ms. Anderson’s departure last fall. Compass Bank raises a number of other issues in an attempt to retain the trustee role, but the irrefutable truth is that Southwest Bank offers a deep bench of experienced royalty trust administrators, plus Lee Ann Anderson with long experience with the Trust in particular as well as the San Juan Basin, at a lower cost than Compass Bank. In addition, Compass Bank misleads the unitholders (the beneficial owners that they as trustee are supposed to protect) in the following ways:

Compass Bank Misleads on Experience and Trust Expenses

Compass Bank leaves out of their disclosures that they have hired consultants to help with usual and customary trustee duties and have had increased legal costs other than those relating to the litigation. Compass Bank hopes to hide those increased expenses in the increased litigation costs. Compass Bank must have assistance from outside consultants because they do not have an experienced administrator even though they mislead unitholders by saying they have ten years of experience with the Trust. Nine of the ten years for which they claim credit were due solely to Ms. Anderson’s tenure at Compass Bank. By contrast, Southwest Bank can create efficiencies and lower overall administrative costs—delivering hard dollar value for the unitholders. Southwest Bank commits to reduction of administrative expenses by creating efficiencies in the SOX compliance maintenance program including management review and audit thereof; spreading audit costs relating to entity-level controls, IT and shared vendor reviews; trimming legal costs due to tax advice and disclosures that are shared by more than one royalty trust; being able to request the most competitive bids on printing expenses due to the volume of print materials required for multiple royalty trusts rather than a single entity; sharing a portion of compliance audit costs for trusts where the operator is the same; and decreasing investor relations expenses with coverage for more than one trust.

Compass Bank is Missing the Point on Conflicts

The Trust is prohibited because of its tax structure from engaging in a trade or business and therefore, ConocoPhillips as operator must enter into contracts, such as its contract with Enterprise, for gathering and processing of gas produced from the properties burdened by the Trust. Compass Bank attempts to downplay the potential for conflicts arising out of the fact that one of its directors also sits on the Enterprise board by stating that the Enterprise contract does not affect the royalty paid to the Trust. However, Compass Bank is either intentionally misstating the facts or does not understand how the Trust works because the amounts paid to Enterprise under its contract with ConocoPhillips directly affect the proceeds paid to the Trust and the amounts ultimately distributed to the unitholders. Again, a large, international institution with numerous subsidiaries has much more potential for conflicts of interest than a regional bank like Southwest Bank.

Compass Bank Misleads on Analyst Information

Compass Bank suggests that the opinion of McDep, an independent industry analyst, has been prejudiced by the fact that Southwest Bank has paid that analyst. Southwest Bank subscribes at a small cost to McDep’s research as a critical and valuable part of the bank’s due diligence relating to its core business as a trustee of numerous royalty trusts. Compass Bank, as trustee of only one royalty trust, may have little interest in market research relating to royalty trusts. But very tellingly, the analyst Compass Bank attempts to denigrate has been an independent research originator focused on oil and gas stocks exclusively for over forty years and is the leading analyst of royalty trusts since their inception.1

Compass Bank Lacks Experience

Compass Bank downplays its lack of experience by observing that the most important element of the administration of the Trust is the simple process of receiving distributions from the operator and sending royalty checks to the unitholders. Compass Bank’s naive comments indicate further that they intend to merely accept the net proceeds whatever they are without doing the necessary investigation and monitoring of factors that impact the Trust revenues. This is a completely different philosophy from Southwest Bank’s proactive trustee approach in the administration of royalty trusts. Feedback from the unitholders of other royalty trusts administered by Southwest Bank indicates that the Southwest Bank philosophy is what they value in a trustee. Southwest Bank’s staff of nine permits each royalty trust we administer to get personal treatment, but each member of the staff is knowledgeable of royalty trusts generally and is available to consult with, cover for and cross-train their peers and new officers recruited to the team.

1 Kurt Wulff was named to the Institutional Investor All-America Research Team more than 25 times in oil, exploration and natural gas. Also featured in Barron's and Oil and Gas Investor, he has been a guest on Bloomberg, CNBC, CNN and Wall Street Week with Louis Rukeyser. He is a past president of the National Association of Petroleum Investment Analysts. A Chartered Financial Analyst, Mr. Wulff belongs to the CFA Institute, the Petroleum Analysts of Boston, the Oil Analyst Group of New York, and the Boston Security Analysts Society. He earned degrees of Bachelor of Science in Chemical Engineering from the University of Wisconsin and Master in Business Administration from Harvard University.

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We absolutely believe that the combination of Lee Ann Anderson and the Southwest Bank team is the best option for the Trust unitholders. There are many unitholders with very material investments in the Trust who support this initiative, including 5% holders, institutional holders, large and small retail holders and Jon Brumley, veteran of the oil and gas industry and creator of several royalty trusts, including the Trust.

Every vote and every unit is important. Any failure to vote at all is a vote against the proposals to put the administration of the Trust back into the leadership of those who know the history of the Trust with the experience and resources to run it. For those of you have already returned your WHITE proxy card for the special meeting, we thank you. If you have not done so, please do so promptly. We urge you NOT to sign the blue proxy card or return any voting instructions that may be sent to you by the Trust or Compass Bank. If you have any questions, or need assistance with your vote, please contact our proxy solicitor, Okapi Partners, at (212) 297-0720 or toll-free at (877) 279-2311 or by email at info@okapipartners.com. Thank you in advance for your support.

Vernon Bryant	Robert Lansford
Chairman and Chief Executive Officer	San Juan Basin Royalty Trust Unitholder
Southwest Bank

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